Exhibit 4.37

MIF II no. 8 K/S
as owner of the vessel Eco Beverly Hills with IMO no. 9794068

and

Evangelos Pistolis
as personal guarantor

Personal guarantee and indemnity in respect of the Vessel "ECO BEVERLY HILLS"

This guarantee (the "Guarantee")

Dated: 03 November 2020

Between:

(1)	MIF II no. 8 K/S a company incorporated under the laws of Denmark whose registered office is at Strandvejen 70, 2900 Hellerup, Denmark (the "Owner"); and

(2)	Evangelos Pistolis resident of Monaco and holder of Greek passport with number AN2560652 (the "Guarantor"), (each a "Party" and together the "Parties").

Recitals:

(A)

Pursuant to the terms of the the memorandum of agreement dated 03 November 2020, made between Malibu Warrior Inc. as sellers and the Owners as buyers, the Owners have acquired the vessel ECO BEVERLY HILLS with IMO number 9794068 (the "Vessel").

(B)

Pursuant to the terms of the Barecon 2001 Bareboat Charter Party dated 03 November 2020 and the Additional Clauses to the Barecon 2001 Bareboat Charter dated 03 November 2020, as same may be amended and/or supplemented from time to time. (Hereinafter collectively called the "Charter") the Owners have agreed to charter the Vessel to Malibu Warrior Inc. (the "Charterers") as charterers.

It is agreed as follows:

Words and expressions defined in the Charter shall have the same meanings when used in this Guarantee unless the context otherwise requires.

1	Personal Guarantee

1.1

The Guarantor, as a primary obligor and not as a surety only, fully, irrevocably and unconditionally guarantees the due and punctual performance of the obligations of the Charterers under and pursuant to the terms and provisions of the Charter save for the payment of the Minimum Insured Value pursuant to Clause 45 of the Charter and Provided that the Owners may only (i) make a demand on the Guarantor under or in connection with this Guarantee if at the time the demand is made (A) a notice has been served on the Charterers by the Owners pursuant to clause 47.1 of the Charter, (B) a demand has been served on Top Ships Inc. (the "Corporate Guarantor") under or in connection with the guarantee contained in Clause 55 of the Charter and (C) and, such demands have not resulted in the Owners fully recovering all amounts due and payable in connection with the Charter within a period of maximum 120 days from serving of the notice set out under (A) above (and the Guarantor's obligation to satisfy a demand complying with this clause will arise at such time).

1.2

In case of a Total Loss of the Vessel, as set out in Clause 45 of the Charter, the Guarantor guarantees payment of any amounts due under Clause 45 of the Charter up to an amount equal to all Charter Hire due and payable but unpaid under the Charter and a further amount equivalent to all future Charter Hire that would have accrued from the Date of Loss up to the end of the

Charter Period (without double counting), but for such Total Loss of the Vessel. The Owners may only make a demand on the Guarantor under this Clause 1.2 if all amounts due and payable under Clause 45 of the Charter have not been paid to the Owner 200 days after the Date of Loss and any amounts recovered under this clause shall reduce any remaining amount payable under clause 45 of the Charter.

2	Indemnity

The Guarantor as principal obligor and as a separate and independent obligation and liability from his obligations and liabilities under clause 1 agrees to indemnify and keep indemnified the Owners in full and on demand from and against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by the Owners arising out of, or in connection with, the payment obligations (save for the payment of the Minimum Insured Value pursuant to Clause 45 of the Charter) and liabilities of the Charterers due, owing or incurred under the Charter not being recoverable for any reason or any failure of the Charterers to perform or discharge any of its obligations or liabilities in respect of its obligations.

3	Third Party Rights

A person who is not a party to this Guarantee cannot enforce, or enjoy the benefit of, any term of this Guarantee under the Contracts (Rights of Third Parties) Act 1999.

4	Transfer

Nor the Owners or the Guarantor may assign any oftheir rights or obligations, as the case may be, under this Guarantee or enter into any transaction which would result in any of those rights or obligations passing to another person.

5	Waivers, amendments and consents

Any amendment to this Guarantee shall be in writing and signed by or on behalf of each Party.

Any waiver of any right or consent given under this Guarantee is only effective if it is in writing and signed by the waiving or consenting Party. No delay or failure to exercise any right under this Guarantee shall operate as a waiver of that right.

6	Severance

The invalidity, unenforceability or illegality of any provision (or part of a provision) of this Guarantee under the laws of any jurisdiction shall not affect the validity, enforceability or legality of the other provisions. If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the Parties.

7	Notices

7.1	Any notice or other communication to be given under this Guarantee shall be in writing in the English language and shall be delivered personally or sent by pre-paid first class post or by email:

(a)	in the case of the Guarantor to:

Evangelos Pistolis
Parc Saint Roman, 7,
Avenue de Saint Roman,
MC98000 Monaco,
Principauté de Monaco

Email: pa@centralshippingmonaco.mc

(b)	in the case of the Owners to:

MIF II no. 8 K/S
Strandvejen 70,
DK-2900 Hellerup,
Denmark

Email: lars.b.christensen@navigarecapital.com and
operations@navigarecapital.com

8	Counterparts

This Guarantee may be executed in any number of counterparts each of which when executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

9	Governing Law and Jurisdiction

9.1	This Guarantee shall be governed by and construed in accordance with English law.

9.2

Any dispute arising out of or in connection with this Guarantee shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced. The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoints its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoints its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement. Nothing herein shall prevent the parties hereto agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator. In cases where neither the claim nor any counterclaim exceeds the sum of US$ 50,000 (or such sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

This Guarantee has been entered into on the day and the year stated at the beginning of this Guarantee.

BY ENTERING INTO THIS GUARANTEE YOU MIGHT BECOME LIABLE IN ACCORDANCE WITH THE TERMS OF THIS GUARANTEE INSTEAD OF OR AS WELL AS THE CHARTERER.

YOU SHOULD SEEK INDEPENDENT LEGAL ADVICE BEFORE ENTERING INTO THIS GUARANTEE.

Signed as a deed by Evangelos Pistolis:

________________________________

Evangelos Pistolis

in the presence of:

________________________________

[SIGNATURE OF WITNESS]
[NAME, ADDRESS AND OCCUPATION OF WITNESS]

Signed for and on behalf of MIF II no. 8 K/S:

________________________________

Lars Bagge Christensen